Exhibit 10.1(c)

GUARANTEE AND COLLATERAL AGREEMENT

dated as of September 22, 2009

among

MXENERGY HOLDINGS INC.,

MXENERGY ELECTRIC INC.,

MXENERGY INC.,

and

THE OTHER PARTIES HERETO,
as Grantors,

and

SEMPRA ENERGY TRADING LLC,
as Secured Party

i

6.5	Application of Proceeds		24
6.6	Code and Other Remedies		24
6.7	Private Sales of Pledged Equity		25
6.8	Waiver; Deficiency		26
6.9	Collateral Access		26

Section 7	Secured Party		26

7.1	Secured Party’s Appointment as Attorney-in-Fact, etc.		26
7.2	Duty of Secured Party		27

Section 8	Miscellaneous		28

8.1	Amendments in Writing		28
8.2	Notices		28
8.3	Indemnification by Grantors		28
8.4	Enforcement Expenses		28
8.5	Captions		29
8.6	Nature of Remedies		29
8.7	Counterparts		29
8.8	Severability		29
8.9	Entire Agreement		29
8.10	Successors; Assigns		29
8.11	Governing Law		30
8.12	Consent to Arbitration		30
8.13	Waiver of Certain Damages		31
8.14	Set-off		31
8.15	Certain Understandings		31
8.16	Acknowledgements		31
8.17	Additional Grantors		32
8.18	Releases		32
8.19	Obligations and Liens Absolute and Unconditional		32
8.20	Termination; Reinstatement		33

Schedule 1	–	Grantors
Schedule 2	–	Pledged Equity, Investment Property and Pledged Notes
Schedule 3	–	Perfection Filings and Actions
Schedule 4	–	Collateral Locations
Schedule 5	–	Intellectual Property
Schedule 6	–	Deposit Accounts
Schedule 7	–	Identified Claims

Annex I	–	Joinder Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT

Guarantee and Collateral Agreement, dated as of September 22, 2009 (this “Agreement”), among MxEnergy Holdings Inc., a Delaware corporation (“Holdings”), MxEnergy Electric Inc., a Delaware corporation (“MX Electric”), MxEnergy Inc., a Delaware corporation (“MX Energy” and, together with MX Electric, collectively, the “MX Companies” and, individually, each a “MX Company”), and each Subsidiary of Holdings listed on Schedule 1 hereto (together with Holdings, the MX Companies and any other Person that becomes a party hereto as provided herein, collectively, the “Grantors”), and Sempra Energy Trading LLC, a Delaware limited liability company (“Sempra”).

The Secured Party (defined below) has agreed to enter into transactions with the MX Companies pursuant to the terms of the Master ISDAs (as defined below), subject to (i) the guarantee by each Grantor in favor of the Secured Party of all ISDA Obligations (as defined below) of each other Grantor and (ii) the grant of a security interest in favor of the Secured Party in all of the property and assets of each Grantor (other than the Escrow Account (as defined below)).  The MX Companies are affiliated with each other Grantor.  The MX Companies and the other Grantors are engaged in interrelated businesses, and each Grantor will derive substantial direct and indirect benefit from transactions under the Master ISDAs. It is a condition precedent to the Secured Party’s obligation to enter into transactions under the Master ISDAs that the Grantors shall have executed and delivered this Agreement to the Secured Party.

In consideration of the premises and to induce the Secured Party to enter into the Master ISDAs and to induce the Secured Party to enter into transactions with thereunder, each Grantor hereby agrees with the Secured Party as follows:

Section 1                                               Definitions.

1.1           Unless otherwise defined herein, terms defined in the Master ISDAs and used herein shall have the meanings given to them in the Master ISDAs, and the following terms are used herein as defined in the UCC (as defined below): Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Goods, Health Care Insurance Receivables, Instruments, Inventory, Leases, Letter-of-Credit Rights, Money, Payment Intangibles, Supporting Obligations and Tangible Chattel Paper.

1.2           When used herein the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 8.12(a).

“Additional Master ISDA” means any Master ISDA Agreement entered into by the Secured Party and Holdings or a Subsidiary of Holdings (other than MX Energy and MX Electric) and any schedules, annexes, exhibits, confirmations or other documents related thereto, as the same may be amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, and including any agreement extending the maturity of, or refinancing or restructuring in full (including, but not limited to, the inclusion of additional guarantors or parties therewith or any increase in the amount borrowed or covered thereby) of all of, the indebtedness or other obligations under such agreement or any successor agreements, whether or not with the same agent, trustee, representative, lenders, holders or parties.

“Agreement” has the meaning set forth in the preamble hereto.

“Chattel Paper” means all “chattel paper” as such term is defined in Section 9-102(a)(11) of the UCC and, in any event, including with respect to any Grantor, all Electronic Chattel Paper and Tangible Chattel Paper.

“Closing Date” means the date on which the Master MX Energy ISDA and the Master MX Electric ISDA are executed and delivered by all parties thereto and all conditions precedent to the execution and delivery of the Master MX Energy ISDA and the Master MX Electric ISDA have been satisfied or waived.

“Collateral” means (a) all of the personal property now owned or at any time hereafter acquired by any Grantor or in which any Grantor now has or at any time in the future may acquire any right, title or interest, including all of each Grantor’s Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Health Care Insurance Receivables, Farm Products, Goods, Instruments, Intellectual Property, Inventory, Investment Property, Leases, Letter-of-Credit Rights, Money, Supporting Obligations and Identified Claims, (b) all books and records pertaining to any of the foregoing, (c) all Proceeds and products of any of the foregoing, and (d) all collateral security and guaranties given by any Person with respect to any of the foregoing; provided, however, that “Collateral” shall not include the Escrow Account or proceeds therefrom. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Secured Party pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman or other bailee of any property owned by Holdings or any of its Subsidiaries, acknowledges the Liens of the Secured Party and waives (or subordinates on terms and conditions reasonably acceptable to the Secured Party) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Secured Party reasonable access to and use of such real property during the continuance of a Default or Potential Termination Event to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Contract” means any contract or agreement to which any Grantor is a party.

“Contract Rights” means all of the Grantors’ rights and remedies under any Contract.

“Copyright Licenses” means all written agreements naming any Grantor as licensor or licensee, including those listed on Schedule 5, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 5, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

“Counterparty Undertakings” means, collectively, all representations, warranties, covenants and agreements in favor of any Grantor, and all indemnifications for the benefit of any Grantor relating thereto, pursuant to the Contracts.

“Discharge of ISDA Obligations” means the occurrence of all of the following:

(i)

indefeasible payment in full in cash of settlement amounts, termination payments, the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium (if any) on all amounts outstanding under or that would be due upon the termination of the Master ISDAs and constituting ISDA Obligations, including reimbursement obligations;

(ii)

indefeasible payment in full in cash of all other ISDA Obligations that are outstanding and unpaid at the time such settlement amounts, termination payments, principal, interest and premium (if any) on all amounts outstanding under the Master ISDAs are paid in full in cash (other than any obligations for taxes, indemnifications, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time);

(iii)	irrevocable termination or expiration of all commitments, if any, of the Secured Party to extend credit or undertake transactions that would constitute, or give rise to, ISDA Obligations; and

(iv)

irrevocable termination or cash collateralization (in an amount and manner reasonably satisfactory to the Secured Party, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit and guarantees issued under or pursuant to the terms of the Master ISDAs and constituting ISDA Obligations.

“Escrow Account” means the escrow account under that certain Escrow Agreement, dated as of September 22, 2009, by and among the Junior Notes Trustee, Holdings and Law Debenture Trust Company of New York, as escrow agent.

“Fixtures” means all of the following, whether now owned or hereafter acquired by a Grantor: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to any Grantor, all Payment Intangibles, all Contract Rights, all Counterparty Undertakings, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to damages arising thereunder and (c) all rights of such Grantor to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such Payment Intangible, contract, agreement, instrument or indenture.

“Grantors” has the meaning set forth in the preamble hereto.

“Guarantee and Collateral Agreement Joinder” means a joinder agreement in the form of Annex I hereto.

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Documents” has the meaning set forth in Section 5.11.

“Identified Claims” means the Commercial Tort Claims described on Schedule 7 as such schedule shall be supplemented from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 8.3.

“Insolvency or Liquidation Proceeding” means:

(i)

any case commenced by or against Holdings or any other Grantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Holdings or any other Grantor, any receivership or assignment for the benefit of creditors relating to Holdings or any other Grantor or any similar case or proceeding relative to Holdings or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)

any liquidation, dissolution, marshalling of assets or liabilities or other winding up of Holdings or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, other than a liquidation or dissolution of Holdings or a Grantor in connection with (a) a merger or consolidation of such Person with or into a Grantor or Holdings, as the case may be, or (b) a transfer of substantially all assets of Holdings or a Grantor to a Grantor or Holdings, as the case may be, in the case of each of the preceding clauses (a) and (b), in a transaction that is permitted under the Master ISDAs; or

(iii)

any other proceeding of any type or nature in which substantially all claims of creditors of Holdings or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to any other Grantor.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 22, 2009, by and among the Secured Party, Holdings, the other pledgors from time to time parties thereto and the Junior Notes Trustee.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than the equity interest of any foreign Subsidiary excluded from the definition of Pledged Equity), (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.

“ISDA Documents” means the Master ISDAs, trade confirmations under the Master ISDAs or otherwise, letters of credit and guarantees issued in connection with Master ISDAs, the ISDA Security Documents and each of the other agreements, schedules, annexes, confirmations, documents and instruments providing for, relating to or evidencing any other ISDA Obligations, and any other document or instrument executed or delivered at any time in connection with, or giving rise to, any ISDA Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time in accordance with its terms and with the provisions of this Agreement.

“ISDA Obligations” means any settlement amount, termination payment, principal (including reimbursement obligations with respect to letters of credit and guarantees whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ISDA Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities to be paid or performed under the ISDA Documents.

“ISDA Security Documents” means, collectively, this Agreement and any and all guarantees, security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by Holdings or any other Grantor creating (or purporting to create) a Lien securing ISDA Obligations in favor of the Secured Party, in each case, as amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, in accordance with its terms and with the provisions of this Agreement.

“Issuers” means the collective reference to each issuer of any Investment Property.

“Junior Indenture” means that certain Indenture, dated as of September 22, 2009, among Holdings, the subsidiary guarantors named therein and the Junior Notes Trustee, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Junior Notes Trustee” means Law Debenture Trust Company of New York, in its capacity as trustee under the Junior Indenture, and any of its successors and assigns.

“Lockbox Account” has the meaning set forth in the respective Master ISDAs.

“Master ISDAs” means, collectively, the Master MX Electric ISDA, the Master MX Energy ISDA and any Additional Master ISDA.

“Master MX Electric ISDA” means the Master ISDA Agreement, dated as of September 22, 2009, between the Secured Party and MX Electric and any schedules, annexes, exhibits, confirmations or other documents related thereto, as the same may be amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, and including any agreement extending the maturity of, or refinancing or restructuring in full (including, but not limited to, the inclusion of additional guarantors or parties therewith or any increase in the amount borrowed or covered thereby) of all of, the indebtedness or other obligations under such agreement or any successor agreements, whether or not with the same agent, trustee, representative, lenders, holders or parties.

“Master MX Energy ISDA” means the Master ISDA Agreement, dated as of September 22, 2009, between the Secured Party and MX Energy and any schedules, annexes, exhibits, confirmations or other documents related thereto, as the same may be amended, amended and restated, supplemented, modified, renewed, restated, replaced, refinanced or extended, restructured or otherwise modified, in whole or in part, from time to time, and including any agreement extending the maturity of, or refinancing or restructuring in full (including, but not limited to, the inclusion of additional guarantors or parties therewith or any increase in the amount borrowed or covered thereby) of all of, the indebtedness or other obligations under such agreement or any successor agreements, whether or not with the same agent, trustee, representative, lenders, holders or parties.

“MX Companies” and “MX Company” mean any of MX Electric, MX Energy and any other Grantor named as “Party B” in a Master ISDA, as the context may require, and any of their successors or assigns.

“MX Electric” has the meaning set forth in the preamble hereto.

“MX Energy” has the meaning set forth in the preamble hereto.

“Operating Account” has the meaning set forth in the respective Master ISDAs.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 5.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 5, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 5, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Payments” has the meaning set forth in Section 3.2.

“Pledged Equity” means 100% of the outstanding equity interests in MX Electric, MX Energy and any other Subsidiary of Holdings, as set forth on Schedule 2, and such other equity interests set forth on Schedule 2, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that in no event shall more than 65% of the total outstanding equity interests of any foreign Subsidiary (including MxEnergy (Canada) Ltd., a Nova Scotia corporation) be required to be pledged hereunder.

“Pledged Notes” means all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).

“Related Agreements” means, collectively, the ISDA Documents, the Stockholders Agreement, the Registration Rights Agreement and the Intercreditor Agreement.

“Secured Party” means, at any time, the Person serving at such time as “Party A” under the Master ISDAs or any other representative then most recently designated in accordance with the applicable provisions of the Master ISDAs or any successor or replacement agreement or agreements entered into in connection with the replacement or refinancing of the Master ISDAs together with its successors in such capacity; provided that any such successor or replacement shall have executed this Agreement or a Guarantee and Collateral Agreement Joinder.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Sempra Party” has the meaning set forth in Section 8.3.

“Subsidiary Grantor” means a Grantor that is a Subsidiary of an MX Company.

“Trademarks” means (a) all trademarks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 5, and (b) the right to obtain all renewals thereof.

“Trademark Licenses” means, collectively, each agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in Schedule 5.

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Section 2                                               Guaranty.

2.1                                 Guaranty.  (a)  Each of the Grantors hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guaranties to the Secured Party and its respective successors, endorsees, transferees and assigns and (to the extent provided herein) its Affiliates, the prompt and complete payment and performance by each other Grantor when due (whether at the stated maturity, by acceleration or otherwise) of the ISDA Obligations.

(b)                                 Anything herein to the contrary notwithstanding, the maximum liability of each Grantor hereunder and under the other Related Agreements shall in no event exceed the amount which can be guaranteed by such Grantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)                                  Each Grantor agrees that the ISDA Obligations may at any time and from time to time exceed the amount of the liability of such Grantor hereunder without impairing the guaranty contained in this Section 2 or affecting the rights and remedies of the Secured Party hereunder.

(d)                                 The guaranty contained in this Section 2 shall remain in full force and effect until the Discharge of ISDA Obligations.

(e)                                  No payment made by any MX Company, any other Grantor, any other guarantor or any other Person or received or collected by the Secured Party from any of the Grantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the

ISDA Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Grantor hereunder, which, notwithstanding any such payment (other than any payment made by such Grantor in respect of the ISDA Obligations or any payment received or collected from such Grantor in respect of the ISDA Obligations), shall remain liable for the ISDA Obligations up to the maximum liability of such Grantor hereunder until the Discharge of ISDA Obligations.

2.2                                 Right of Contribution.  Each Grantor hereby agrees that to the extent that a Grantor shall have paid more than its proportionate share of any payment made hereunder, such Grantor shall be entitled to seek and receive contribution from and against any other Grantor hereunder which has not paid its proportionate share of such payment. Each Grantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Grantor to the Secured Party, and each Grantor shall remain liable to the Secured Party for the full amount guaranteed by such Grantor hereunder.

2.3                                 No Subrogation.  Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Secured Party against any MX Company or any other Grantor or any collateral security or guaranty or right of off-set held by the Secured Party for the payment of the ISDA Obligations, nor shall any Grantor seek or be entitled to seek any contribution or reimbursement from any MX Company or any other Grantor in respect of payments made by such Grantor hereunder, until the Discharge of ISDA Obligations. If any amount shall be paid to any Grantor on account of such subrogation rights at any time prior to the Discharge of ISDA Obligations, such amount shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Secured Party in the exact form received by such Grantor (duly endorsed by such Grantor to the Secured Party, if required), to be applied against the ISDA Obligations, whether matured or unmatured, in accordance with Section 6.5 hereof.

2.4                                 Amendments, etc. with Respect to the ISDA Obligations.  Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, any demand for payment of any of the ISDA Obligations made by the Secured Party may be rescinded by the Secured Party and any of the ISDA Obligations continued, and the ISDA Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of off-set with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Party, and the ISDA Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Secured Party may deem advisable from time to time.  The Secured Party shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the ISDA Obligations or for the guaranty contained in this Section 2 or any property subject thereto.

The Secured Party may, from time to time, at its sole discretion and without notice to any Grantor (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property of any Grantor to secure any of the ISDA Obligations or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the ISDA Obligations, (c) extend or renew any of the ISDA Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the ISDA Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the ISDA Obligations, (d) release any guaranty or right of off-set or security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the ISDA Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the Grantors (or any of them) for payment of any of the ISDA Obligations when due, whether or not the Secured Party shall have resorted to any property securing any of the ISDA Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the ISDA Obligations.

2.5                                 Waivers.  Each Grantor waives any and all notice of the creation, renewal, extension or accrual of any of the ISDA Obligations and notice of or proof of reliance by the Secured Party upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the ISDA Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2, and all dealings between any MX Company and any of the other Grantors, on the one hand, and the Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2.  Each Grantor waives (a) diligence, presentment, protest, demand for payment and notice of default or nonpayment and all other notices whatsoever to or upon any MX Company or any of the other Grantors with respect to the ISDA Obligations, (b) notice of the existence or creation or non-payment of all or any of the ISDA Obligations and (c) all diligence in collection or protection of or realization upon any ISDA Obligations or any security for or guaranty of any ISDA Obligations.

2.6                                 Payments.  Each Grantor hereby guaranties that payments hereunder will be paid to the Secured Party without set-off or counterclaim in Dollars at the office of the Secured Party specified in the Master ISDAs.

Section 3                                               Grant of Security Interest.

3.1                                 Grant.

(a)                                  Each Grantor hereby assigns and transfers to the Secured Party, and hereby grants to the Secured Party, and their respective successors, endorsees, transferees and assigns and (to the extent provided herein) their Affiliates, a continuing security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the ISDA Obligations.

(b)                                 Notwithstanding any other provision of this Section 3.1, but subject to Section 3.1(d), this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that (and only for so long as) such grant of a security interest is expressly prohibited by any applicable law, (ii) accounts receivable from Customers to the extent that (and only for so long as) such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any express provision of any contract, agreement or instrument between a LDC or an EDC and one or more Grantors and (iii) any contract between a LDC or EDC and one or more Grantors which has express provisions which prohibit grants of security interests in such contract unless an exception to such prohibition is applicable to the security interest granted by this Agreement (unless in any such case and to the extent such applicable law or such relevant express provision in such contract, agreement, instrument providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law).  For the avoidance of doubt, this Section 3.1(b) is not applicable to accounts receivable due from a LDC or an EDC to one or more Grantors.

(c)                                  Each Grantor hereby agrees to use commercially reasonable efforts to obtain any required consent not obtained under, or to seek an amendment to, any contract, agreement, instrument or other document in order to permit the grant of a security interest to the Secured Party (or its agents) in any property affected by Section 3.1(b).

(d)                                 Section 3.1(b) shall not be deemed effective to the extent that Section 9-406, Section 9-407 or Section 9-408 of the UCC would in any instance render the limitations set forth in clauses (i), (ii) or (iii) of Section 3.1(b) ineffective.

3.2                                 Collateral Assignment of Rights under the Contracts.  Each Grantor hereby irrevocably authorizes and empowers the Secured Party or its agents, in their sole discretion, to assert, either directly or on behalf of any Grantor, at any time that a Default or Potential Termination Event is in existence, any claims any Grantor may from time to time have against the counterparties or any of their affiliates with respect to any and all of the Contract Rights or with respect to any and all payments or other obligations due from the counterparties or any of their affiliates to any Grantor under or pursuant to the Contracts (“Payments”), and to receive and collect any damages, awards and other monies resulting therefrom and to apply the same on account of the ISDA Obligations in accordance with Section 6.5 hereof. After the occurrence and during the continuation of a Default or Potential Termination Event, the Secured Party may provide notice to the counterparties or any of their Affiliates under any Contract that all Payments shall be made to or at the direction of the Secured Party for so long as such Default or Potential Termination Event shall be continuing. Following the delivery of any such notice, the Secured Party shall promptly notify the counterparties under such Contract upon the termination or waiver of any such Default or Potential Termination Event and the Secured Party shall promptly deliver to Holdings any Payments it receives after such termination or waiver and prior to notifying the counterparties thereto. Each Grantor hereby irrevocably makes, constitutes and appoints the Secured Party (and all officers, employees, or agents designated by the Secured Party) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of enabling the Secured Party or its agents to assert and collect such claims and to apply such monies in the manner set forth hereinabove.  Such appointment shall become effective upon the occurrence and during the continuation of a Default or Potential Termination Event and, if the ISDA Documents are terminated following an Event of Default or a Termination Event, such appointment shall continue thereafter.

Section 4                                               Representations and Warranties.

To induce the Secured Party to enter into the Master ISDAs and to induce the Secured Party to enter into transactions with the MX Companies, each Grantor, jointly and severally, hereby represents and warrants to the Secured Party as follows:

4.1                                 Corporate Authority.  It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.  It has the corporate power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any other ISDA Document to which it is a party and has taken all necessary corporate action to authorize such execution, delivery and performance.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any other ISDA Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with.  Its obligations under this Agreement and any other ISDA Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

4.2                                 Title; No Other Liens.  Except for Permitted Liens, the Grantors own each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to the Secured Party.

4.3                                 Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on Schedule 3, have been delivered to the Secured Party in completed, to the extent required, and duly executed form) will constitute valid perfected security interests in all of the Collateral (other than unregistered patents, trademarks and copyrights and titled motor vehicles) in favor of the Secured Party, as collateral security for each Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of each Grantor and any Persons purporting to purchase any Collateral from each Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens for which priority is accorded under applicable law. The filings and other actions specified on Schedule 3 constitute all of the filings and other actions necessary to perfect all security interests granted hereunder.

4.4                                 Grantor Information.  On the date hereof, Schedule 1 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each

Grantor’s exact legal name as it appears on its organizational documents and (d) each Grantor’s organizational identification number (to the extent a Grantor is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

4.5                                 Collateral Locations.  On the date hereof, Schedule 4 sets forth (a) each place of business of each Grantor (including its chief executive office), (b) all locations where all Inventory and the Equipment owned by each Grantor is kept, except with respect to Inventory and Equipment with a fair market value of less than $100,000 (in the aggregate for all Grantors) which may be located at other locations and (c) whether each such Collateral location and place of business (including each Grantor’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 4.

4.6                                 Certain Property.  None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for personal vehicles owned by the Grantors and used by employees of the Grantors in the ordinary course of business with an aggregate fair market value of less than $100,000 (in the aggregate for all Grantors).

4.7                                 Investment Property.  (a) Except as set forth on Schedule 2, the Pledged Equity pledged by each Grantor hereunder constitutes all the issued and outstanding equity interests of each Issuer owned by such Grantor or, in the case of any foreign Subsidiary, 65% of all issued and outstanding equity interests of such foreign Subsidiary.

(b)                                 All of the Pledged Equity has been duly and validly issued and, to the extent applicable, is fully paid and nonassessable.

(c)                                  Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally), general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)                                 Schedule 2 lists all Investment Property owned by each Grantor. Each Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

4.8                                 Receivables.  (a) No material amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Secured Party.

(b)                                 The amounts represented by such Grantor to the Secured Party from time to time as owing to such Grantor in respect of the Receivables (to the extent such representations are required by any of the ISDA Documents) will at all such times be accurate in all material respects.

4.9                                 Intellectual Property.  (a) Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)                                 On the date hereof, all material Intellectual Property owned by any Grantor is valid, subsisting, unexpired and enforceable and has not been abandoned.

(c)                                  Except as set forth in Schedule 5, none of the Intellectual Property material to a Grantor’s business is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d)                                 Each Grantor owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the businesses of such Grantor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

4.10                           Depositary and Other Accounts.  All depositary and other accounts maintained by each Grantor are described on Schedule 6 hereto, which description includes for each such account the name of the Grantor maintaining such account, the name, address, telephone and fax numbers of the financial institution at which such account is maintained, the account number and the account officer, if any, of such account.

Section 5                                               Covenants.

Each Grantor covenants and agrees with the Secured Party that, from and after the date of this Agreement until the Discharge of ISDA Obligations:

5.1                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with any of the Collateral in excess of $100,000 (in the aggregate for all Grantors) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Secured Party, duly endorsed in a manner satisfactory to the Secured Party, to be held as Collateral pursuant to this Agreement. In the event that a Default or Potential Termination Event shall have occurred and be continuing, upon the request of the Secured Party, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Secured Party and at such time being held by any Grantor shall be promptly (and in any event within two Business Days) delivered to the Secured Party, duly endorsed in a manner satisfactory to the Secured Party, to be held as Collateral pursuant to this Agreement.

5.2                                 Maintenance of Perfected Security Interest; Further Documentation.  (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 Such Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Secured Party may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Secured Party to obtain “control” (within the meaning of the applicable UCC) with respect thereto and (iii) during the continuance of a Default or Potential Termination Event, if requested by the Secured Party, delivering, to the extent permitted by law, any original motor vehicle certificates of title received by such Grantor from the applicable secretary of state or other governmental authority after information reflecting the Secured Party’s security interest has been recorded therein.

5.3                                 Changes in Locations, Name, etc.  Such Grantor shall not, except upon 30 days’ prior written notice to the Secured Party and delivery to the Secured Party of (a) all additional executed financing statements and other documents reasonably requested by the Secured Party as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional location at which Inventory or Equipment shall be kept:

(i)                                     permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 4; provided, that up to $100,000 (in the aggregate for all Grantors) in fair market value of any such Inventory and Equipment may be kept at other locations;

(ii)                                  change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 1 or in any subsequent notice delivered pursuant to this Section 5.3; or

(iii)                               change its name, identity or corporate structure.

5.4                                 Notices.  Such Grantor will advise the Secured Party promptly upon knowledge by such Grantor thereof, in reasonable detail, of:

(a)                                  any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Secured Party to exercise any of its remedies hereunder; and

(b)                                 the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

5.5                                 Investment Property.  (a) If such Grantor shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Party, hold the same in trust for the Secured Party and deliver the same forthwith to the Secured Party in the exact form received, duly endorsed by such Grantor to the Secured Party, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Secured Party so requests, signature guaranteed, to be held by the Secured Party, subject to the terms hereof, as additional Collateral for the ISDA Obligations. Upon the occurrence and during the continuance of a Default or Potential Termination Event, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Secured Party to be held by it hereunder as additional Collateral for the ISDA Obligations, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of the Secured Party, be delivered to the Secured Party to be held by it hereunder as additional Collateral for the ISDA Obligations. Upon the occurrence and during the continuance of a Default or Potential Termination Event, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Secured Party, hold such money or property in trust for the Secured Party, segregated from other funds of such Grantor, as additional Collateral for the ISDA Obligations.

(b)                                 Without the prior written consent of the Secured Party, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer, except, in each case, as permitted by the Master ISDAs, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Master ISDAs) other than, with respect to Investment Property not constituting Pledged Equity or Pledged Notes, any such action which is not prohibited by the Master ISDAs, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Secured Party to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, with respect to such Investment Property, shareholders’ agreements entered into by such Grantor with respect to Persons in which such Grantor maintains an ownership interest of 50% or less.

(c)                                  In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Secured Party promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to such Grantor with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 regarding the Investment Property issued by it.

5.6                                 Receivables.  (a) Other than in the ordinary course of business consistent with its past practice and in amounts which are not material to such Grantor, such Grantor will not (i)

grant any extension of the time of payment of any Receivable other than extensions which such Grantor deems reasonable and consistent with prudent business practice, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)                                 Such Grantor will deliver to the Secured Party a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for all Grantors.

5.7                                 Intellectual Property.  (a) Such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Secured Party shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way except, in the case of each of clauses (i) through (v) of this Section 5.7(a), to the extent that it could not reasonably be expected to cause a Material Adverse Effect.

(b)                                 Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to its business may become forfeited, abandoned or dedicated to the public.

(c)                                  Such Grantor (either itself or through licensees) (i) will employ each Copyright material to its business and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d)                                 Such Grantor (either itself or through licensees) will not do any act that knowingly infringes the intellectual property rights of any other Person.

(e)                                  Such Grantor will notify the Secured Party promptly if it knows that any application or registration relating to any material Intellectual Property owned by a Grantor or material to a Grantor’s business may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)                                    Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Secured Party concurrently with the next delivery of financial statements of the applicable MX Company pursuant to Part 12 of the Schedules to the Master ISDAs. Upon the request of the Secured Party, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Secured Party may request to evidence the Secured Party’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)                                 Such Grantor will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it.

(h)                                 In the event that any material Intellectual Property owned by a Grantor or material to a Grantor’s business is infringed upon or misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Secured Party after it learns thereof and, to the extent, in its reasonable judgment, such Grantor determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.  If Grantor fails to take action under clause (i) or (ii) for one hundred twenty (120) days after Grantor becomes aware of such infringement, misappropriation or dilution, the Secured Party is hereby authorized to take action on behalf of the Grantor to the extent the infringement, misappropriation or dilution would have an adverse effect on the Secured Party or the Secured Party’s interests in the Collateral hereunder.

5.8                                 Counterparty Undertakings.

(a)                                  Each Grantor shall keep the Secured Party informed of all circumstances bearing upon any material potential claim under or with respect to the Material Contracts and the Counterparty Undertakings and such Grantor shall not, without the prior written consent of the Secured Party, (i) waive any of its rights or remedies under any Material Contract with respect to any of the Counterparty Undertakings in excess of $100,000, (ii) settle, compromise or offset any amount payable by the counterparties to such Grantor under any Material Contract in excess of $100,000 or (iii) amend or otherwise modify any Material Contract in any manner which is adverse to the interests of the Secured Party.

(b)                                 Each Grantor shall perform and observe all the terms and conditions of each Material Contract to be performed by it, maintain each Material Contract in full force and effect, enforce in all material respects each Material Contract in accordance with its terms and take all such action to such end as may from time to time be reasonably requested by the Secured Party, except where the Grantor demonstrates that the failure to do so would not result in a loss or losses to such Grantor or an impairment to the value of the Collateral that in the aggregate exceeds $3,500,000; provided that the foregoing exception shall not apply to any Material

Contract that is necessary for the conduct of the business of the Grantors taken as a whole as contemplated by the ISDA Documents.

(c)                                  Anything herein to the contrary notwithstanding, (i) each applicable Grantor shall remain liable under each Material Contract to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Material Contract and (iii) the Secured Party shall not have any obligation or liability under any Material Contract by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

5.9                                 Depositary and Other Deposit Accounts.  No Grantor shall open new depositary or other deposit accounts unless such Grantor shall have received the Secured Party’s prior written consent to open any such new deposit accounts. The Grantors shall deliver to the Secured Party a revised version of Schedule 6 showing any changes thereto within 5 days of any such change. Each Grantor hereby authorizes the financial institutions at which such Grantor maintains a deposit account to provide the Secured Party with such information with respect to such deposit account as the Secured Party may from time to time reasonably request, and each Grantor hereby consents to such information being provided to the Secured Party. Each Grantor will, upon the Secured Party’s request, cause each financial institution at which such Grantor maintains a depositary or other deposit account to enter into a bank agency or other similar agreement with the Secured Party and such Grantor, in form and substance satisfactory to the Secured Party, in order to give the Secured Party “control” (as defined in the UCC) of such account. Each Grantor shall direct all Account Debtors to make all payments on the Accounts directly to a Lockbox Account designated by the Secured Party in its sole discretion. If any Grantor or any director, officer, employee, agent of such Grantor, or any other Person acting for or in concert with such Grantor shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, such Grantor and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Secured Party and, promptly (and in any event within one Business Day) upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Lockbox Account designated by the Secured Party in its sole discretion, subject to any rights of the MX Companies to use such proceeds pursuant to the Master ISDAs. The Grantors, jointly and severally, agree to pay all fees, costs and expenses in connection with opening and maintaining each Account, control agreements with respect thereto, and depositing for collection by the Secured Party any check or other item of payment received by the Secured Party on account of the ISDA Obligations. All of such fees, costs and expenses shall constitute ISDA Obligations hereunder and shall be payable to the Secured Party by the Grantors upon demand. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the applicable Grantor to the Secured Party, and, if that endorsement of any such item shall not be made for any reason, the Secured Party is hereby irrevocably authorized to endorse the same on such Grantor’s behalf for the purpose of this section, each Grantor irrevocably hereby makes, constitutes and appoints the Secured Party (and all Persons designated by the Secured Party for that purpose) as such Grantor’s true and lawful attorney and agent-in-fact (a) to endorse such Grantor’s name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, Instrument, invoice or similar document or agreement relating to any Account of such Grantor or goods pertaining thereto; (b) to take control in any manner of any item of payment or proceeds thereof; and (c) while a Default or Potential Termination Event has occurred and is continuing, to have access to any lock box or postal box into which any of such Grantor’s mail is deposited, and open and process all mail addressed to the such Grantor and deposited therein. All amounts received in any Lockbox Account shall be swept at the end of each day to the applicable Party A Sub Account until the Discharge of ISDA Obligations.  In no event shall any amount be applied unless and until such amount shall have been credited in immediately available funds to the applicable Party A Sub Account or applicable Operating Account with the applicable Master ISDA.

5.10                           Other Matters.

(a)                                  If any Grantor shall cause to be delivered Inventory or other property in excess of $100,000 in fair market value to any bailee after the Closing Date, such Grantor shall use reasonable efforts to cause such bailee to sign a Collateral Access Agreement. Such requirement may be waived at the option of the Secured Party.  If any Grantor shall lease any real property or facilities and the value of property of such Grantor located at such leased real property is in excess of $100,000 in fair market value after the Closing Date, such Grantor shall use reasonable efforts to cause the landlord in respect of such leased property or facilities to sign a Collateral Access Agreement.  Such requirement may be waived at the option of the Secured Party.

(b)                                 Each Grantor authorizes the Secured Party to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” of each Grantor, or words of similar effect, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and each Grantor agrees to furnish any such information to the Secured Party promptly upon request. Any such financing statement, continuation statement, or amendment may be signed by the Secured Party on behalf of any Grantor and may be filed at any time in any jurisdiction.

(c)                                  Each Grantor shall, at any time and from time to time, take such steps as the Secured Party may reasonably request for the Secured Party (i) to obtain an acknowledgement, in form and substance reasonably satisfactory to the Secured Party, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for the Secured Party, (ii) to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to the Secured Party, and (iii) otherwise to insure the continued perfection and priority of the Secured Party’s security interest in any of the Collateral and of the preservation of its rights therein. If any Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $100,000, such Grantor shall promptly notify the Secured Party thereof in writing and supplement Schedule 7, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Secured Party, such Grantor shall be deemed to thereby grant to the Secured Party (and such Grantor hereby grants to the Secured Party) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)                                 Without limiting the generality of the foregoing, if any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Secured Party thereof and, at the request of the Secured Party, shall take such action as the Secured Party may reasonably request to vest in the Secured Party “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Secured Party agrees with the Grantors that the Secured Party will arrange, pursuant to procedures satisfactory to the Secured Party and so long as such procedures will not result in the Secured Party’s loss of control, for the Grantors to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Potential Termination Event has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to such electronic chattel paper or transferable record.

Section 6                                               Remedial Provisions.

6.1                                 Certain Matters Relating to Receivables.  (a) Each Grantor shall keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  Each Grantor shall permit the Secured Party or any representative thereof, upon reasonable prior notice, to visit and inspect its properties, to examine, audit and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  At any time and from time to time after the occurrence and during the continuance of a Default or Potential Termination Event, upon the Secured Party’s request and at the expense of the relevant Grantor, such Grantor shall use reasonable efforts to cause independent public accountants or others satisfactory to the Secured Party to furnish to the Secured Party reports showing reconciliations and verifications of the Receivables.

(b)                                 The Secured Party hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to Section 5.9, and the Secured Party may curtail or terminate such authority at any time after the occurrence and during the continuance of a Default or Potential Termination Event. If required by the Secured Party at any time after the occurrence and during the continuance of an Event of Default or a Termination Event, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Secured Party if required, in a Lockbox Account maintained under the sole dominion and control of the Secured Party, subject to withdrawal by the Secured Party as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)                                  At any time and from time to time after the occurrence and during the continuance of a Default or Potential Termination Event, at the Secured Party’s request, each Grantor shall deliver to the Secured Party all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and receipts.

(d)                                 Each Grantor hereby irrevocably authorizes and empowers the Secured Party, in the Secured Party’s sole discretion, at any time that after the occurrence and during the continuance of an Event of Default or a Termination Event and after the Secured Party has provided such Grantor with three (3) Business Days’ prior notice, to assert, either directly or on behalf of such Grantor, any claim such Grantor may from time to time have against the counterparties under or with respect to the Contracts and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the ISDA Obligations. Each Grantor hereby irrevocably makes, constitutes and appoints the Secured Party as its true and lawful attorney in fact for the purpose of enabling the Secured Party to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

6.2                                 Communications with Obligors; Grantors Remain Liable.  (a) The Secured Party in its own name or in the name of others may at any time after the occurrence and during the continuance of a Default or Potential Termination Event and after the Secured Party has provided such Grantor with three (3) Business Days’ prior notice communicate with obligors under the Receivables to verify with them to the Secured Party’s satisfaction the existence, amount and terms of any Receivables.

(b)                                 Upon the request of the Secured Party at any time after the occurrence and during the continuance of a Default or Potential Termination Event, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Secured Party and that payments in respect thereof shall be made directly to the Secured Party.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. The Secured Party shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating thereto, nor shall the Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d)                                 For the purpose of enabling the Secured Party to exercise rights and remedies under this Agreement after the occurrence and during the continuation of a Default or Potential Termination Event, each Grantor hereby grants to the Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

6.3                                 Investment Property.  (a) Unless an Event of Default or a Termination Event shall have occurred and be continuing and the Secured Party shall have given notice to the relevant Grantor of the Secured Party’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in the Master ISDAs, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could impair the Collateral or which would be inconsistent with or result in any violation of any provision of the ISDA Documents or any other Related Agreement.

(b)                                 If a Default or Potential Termination Event shall occur and be continuing and the Secured Party shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Secured Party shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the ISDA Obligations in accordance with Section 6.5 hereof, and (ii) any or all of the Investment Property shall be registered in the name of the Secured Party or its nominee, and the Secured Party or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Grantor or the Secured Party of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Secured Party may determine), all without liability except to account for property actually received by it, but the Secured Party shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder over which it has control or the ability to influence to (i) comply with any instruction received by it from the Secured Party in writing that (x) states that a Default or Potential Termination Event has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Secured Party.

6.4                                 Proceeds to be Turned Over to the Secured Party.  In addition to the rights of the Secured Party specified in Section 6.1 with respect to payments of Receivables, if a Default or

Potential Termination Event shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other cash equivalent items shall be held by such Grantor in trust for the Secured Party, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Secured Party in the exact form received by such Grantor (duly endorsed by such Grantor to the Secured Party, if required). All Proceeds received by the Secured Party hereunder shall be held by the Secured Party in a collateral account maintained under its sole dominion and control. All Proceeds, while held by the Secured Party in any collateral account (or by such Grantor in trust for the Secured Party) established pursuant hereto, shall continue to be held as collateral security for the ISDA Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5                                 Application of Proceeds.  At such intervals as may be agreed upon by the applicable MX Company and the Secured Party, or, if a Default or Potential Termination Event shall have occurred and be continuing, at any time at the Secured Party’s election, the Secured Party may apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the ISDA Obligations in such order as the Secured Party shall determine in its discretion. Any part of such funds which the Secured Party elects not so to apply and deems not required as collateral security for the ISDA Obligations shall be paid over from time to time by the Secured Party to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Discharge of ISDA Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. In the absence of a specific determination by the Secured Party, the Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the ISDA Obligations shall be applied in the following order:

FIRST, to the payment of all fees, costs, expenses and indemnities of the Secured Party and any other ISDA Obligations owing to the Secured Party in respect of sums advanced by the Secured Party to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;

SECOND, to the payment of all of the ISDA Obligations including accrued and unpaid interest owing to the Secured Party until paid in full; and

THIRD, to the payment of any remaining Proceeds, if any, to whomever may be lawfully entitled to receive such amounts.

6.6                                 Code and Other Remedies.  If an Event of Default or a Termination Event shall occur and be continuing, the Secured Party may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the ISDA Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Secured Party’s request, to assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Secured Party shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the ISDA Obligations, in accordance with Section 6.5 hereof, and only after such application and after the payment by the Secured Party of any other amount required by any provision of law, need the Secured Party account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

6.7                                 Private Sales of Pledged Equity.

(a)                                  Each Grantor recognizes that the Secured Party may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Secured Party shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)                                 Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Default or Potential Termination Event has occurred under the Master ISDAs.

6.8                                 Waiver; Deficiency.  Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the ISDA Obligations in full and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.

6.9                                 Collateral Access.  The Secured Party shall be granted access to the Grantors’ records and billings systems and shall be granted, at the Grantors’ expense, licenses (including software updates) to allow the Secured Party to realize the value of all Contracts.  In no event shall the Secured Party disclose to any third parties any of the Grantors’ technology infrastructure without the written consent of the applicable Grantor.

Section 7                                               Secured Party.

7.1                                 Secured Party’s Appointment as Attorney-in-Fact, etc.  (a) Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Secured Party the power and right, on behalf of and at the expense of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Secured Party may request to evidence the Secured Party’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               discharge Liens levied or placed on or threatened against the Collateral, and effect any repairs or insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Secured Party or as the Secured Party shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Secured Party may deem appropriate; (7) assign any Copyright, Patent or Trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Secured Party shall in its sole discretion determine; (8) vote any right or interest with respect to any Investment Property; (9) order good standing certificates and conduct lien searches in respect of such jurisdictions or offices as the Secured Party may deem appropriate; and (10) generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and do, at the Secured Party’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Secured Party agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless a Potential Termination Event shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Secured Party, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  Each Grantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Secured Party.  The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account. Neither the Secured Party nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder.

Section 8                Miscellaneous.

8.1           Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in writing signed by the MX Companies and the Secured Party.

8.2           Notices.  All notices, requests and demands to or upon the Secured Party or any Grantor hereunder shall be effected in the manner provided for in Section 12 of the Master ISDAs and each Grantor hereby appoints Holdings as its agent to receive notices hereunder.

8.3           Indemnification by Grantors.  Each Grantor hereby agrees, on a joint and several basis, to indemnify, exonerate and hold the Secured Party and each of the officers, directors, employees, Affiliates and agents of the Secured Party (each a “Sempra Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by Sempra Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the related transactions) or other similar transaction with respect to the MX Companies or the Collateral, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Grantor or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Grantor or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Grantor or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other ISDA Document by any Sempra Party, except to the extent any such Indemnified Liabilities result from the applicable Sempra Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 8.3 shall survive the Discharge of ISDA Obligations.

8.4           Enforcement Expenses.  (a) Each Grantor agrees, on a joint and several basis, to pay or reimburse on demand the Secured Party for all reasonable out-of-pocket costs and expenses (including Legal Costs of counsel for the Secured Party) incurred in collecting against any Grantor under the guaranty contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and any other ISDA Document.

(b)           Each Grantor agrees to pay, and to save the Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           The agreements in this Section 8.4 shall survive the Discharge of ISDA Obligations.

8.5           Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.6           Nature of Remedies.  All ISDA Obligations of each Grantor and rights of the Secured Party expressed herein shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Secured Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.7           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy or portable document format of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

8.8           Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.9           Entire Agreement.  This Agreement, together with the other ISDA Documents and the Intercreditor Agreement, embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous representations, agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by any Grantor of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Secured Party.

8.10         Successors; Assigns.  This Agreement shall be binding upon the Grantors, the Secured Party and their respective successors and assigns, and shall inure to the benefit of the Grantors, the Secured Party and the permitted successors and assigns of the Secured Party. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Related Agreements. No Grantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

8.11         Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF LAW OF THE STATE OF NEW YORK, CONFLICTS OF LAW, OTHER THAN SECTION 5-1402 AND SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.12         Consent to Arbitration.

(a)           Any dispute, controversy, or claim arising out of, relating to, or in connection with this contract, or the breach, termination, or validity thereof, shall be finally settled by arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  Notwithstanding the provisions of Section 6.14, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.  The seat of the arbitration shall be New York, New York, United States of America, and it shall be conducted in the English language.  The parties submit to jurisdiction in the state and federal courts in the State, County and City of New York for the limited purpose of enforcing this agreement to arbitrate.

(b)           The arbitration shall be conducted by three neutral arbitrators, who shall be appointed by the AAA.  The arbitrators shall be impartial and independent.

(c)           In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto relating to this Agreement or to the other Related Agreements (whether or not such other proceeding involves all of the parties hereto).  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the various arbitrations so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any other Related Agreement, the ruling of the arbitration tribunal governing the first proceeding to have been filed shall control.  In the event of the consolidation of one or more proceedings pursuant to this subsection, the arbitration tribunal governing the first such proceeding to have been filed shall govern the consolidated proceeding unless otherwise agreed by all parties to the proceedings being consolidated.  Solely for purposes of this subsection (c), (i) a proceeding shall be deemed to have been filed when the related demand for arbitration is served by the complaining party and (ii) in the event that two proceedings shall have been filed on the same day, the proceeding involving the largest dollar amount in dispute shall be deemed to have been the first filed.

(d)           The arbitration award shall be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

8.13         Waiver of Certain Damages.  NO PARTY SHALL BE ENTITLED TO ANY RECOVERY UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES.  THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREBY.

8.14         Set-off.  Each Grantor agrees that the Secured Party has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Grantor agrees that at any time a Default or Potential Termination Event exists, the Secured Party may apply to the payment of any ISDA Obligations, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Grantor then or thereafter with the Secured Party.

8.15         Certain Understandings.  Each party to this Agreement acknowledges that the Secured Party will engage in transactions with Holdings and its Subsidiaries pursuant to the Master ISDAs.  Neither this Agreement nor the Master ISDAs shall preclude the Secured Party from engaging in transactions of a nature like the transactions contemplated by the Master ISDAs with any other Person.  Without limiting the foregoing, each party acknowledges that the Secured Party is engaged in, among other things, dealing in fuel, and power and related commodities for its own account in the U.S. wholesale fuel and power markets, and manages positions in fuel and power and related commodities for others.  The Secured Party may (i) take actions under the Master ISDAs that may be different than the actions the Secured Party takes for its own account or for the account of others, even though the circumstances may be the same or similar and (ii) effect transactions with counterparties that are also counterparties to other transactions in fuel and/or power or related commodities with the Secured Party or for which the Secured Party is acting in an agency capacity.  The Secured Party and/or its Affiliates may from time to time take proprietary positions and/or make a market in commodities and/or instruments identical or economically related to the transactions contemplated by the Master ISDAs, or may have an investment banking or other commercial relationship with and access to information from the issuer(s) of financial instruments or other interests underlying such transactions during the term of the Master ISDAs.  The Secured Party and/or its Affiliates may also undertake lawful proprietary activities, including hedging transactions related to the initiation or termination of a transaction, that may adversely affect the market price, rate, index or other market factor(s) underlying the transactions contemplated by the Master ISDAs and consequently the value of the transactions contemplated by the Master ISDAs.  The parties acknowledge that the relationship between the Secured Party and Holdings and its Subsidiaries is a commercial and not a fiduciary relationship and that neither the Master ISDAs nor this Agreement shall limit in any manner the ability of the Secured Party to enter into any transaction of any nature with any other Person.

8.16         Acknowledgements.  Each Grantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Related Agreements to which it is a party;

(b)           no joint venture is created hereby or by the other ISDA Document or otherwise exists by virtue of the transactions contemplated hereby among the Secured Party and the Grantors or among any of them.

8.17         Additional Grantors.  Each Person that is required to become a party to this Agreement pursuant the Master ISDAs or otherwise shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a Guarantee and Collateral Agreement Joinder.

8.18         Releases.  (a) Upon the Discharge of ISDA Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Secured Party shall deliver to the Grantors any Collateral held by the Secured Party hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination and release.

(b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the ISDA Documents, then the Secured Party, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the MX Companies, a Subsidiary Grantor shall be released from its obligations hereunder in the event that all the equity interests of such Subsidiary Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the ISDA Documents and the other Related Agreements; provided, that the relevant MX Company shall have delivered to the Secured Party, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by such MX Company stating that such transaction is in compliance with the ISDA Documents and the other Related Agreements.

(c)           Promptly following the consummation of a merger that does not constitute a Default or Potential Termination Event under Section 5 of the Master ISDAs, the Secured Party shall deliver to the Grantor surviving any such merger, the certificate or certificates (if any) evidencing the Pledged Equity of the non-surviving Grantor of such merger.

8.19         Obligations and Liens Absolute and Unconditional.  Each Grantor understands and agrees that the obligations of each Grantor under this Agreement shall be construed as a continuing, absolute and unconditional without regard to (a) the validity or enforceability of any ISDA Document, any of the ISDA Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Grantor for the ISDA Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Grantor or any other Person or against any collateral security or guaranty for the ISDA Obligations or any right of offset with respect thereto, and any failure by the Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Grantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Grantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.20         Termination; Reinstatement.  This Agreement shall terminate, subject to reinstatement in accordance with this Section 8.20, upon the Discharge of ISDA Obligations.  This Agreement will be reinstated if at any time any payment or distribution in respect of any of the ISDA Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of ISDA Obligations or any representative of any such party (whether by demand, settlement, litigation or otherwise).  In the event that any representative or any holder of any ISDA Obligation recovers all or any part of a payment or distribution made with respect to an ISDA Obligation in an Insolvency or Liquidation Proceeding or otherwise, such representative or holder, as the case may be, will forthwith deliver the same to the Secured Party on behalf of the holders of an ISDA Obligation, for the account of the such holders of an ISDA Obligation, to be applied in accordance with Section 4.1 of the Intercreditor Agreement.  Until so delivered, such proceeds will be held by the representative or holder who received such proceeds, for the benefit of the holders of an ISDA Obligation.

[Remainder of Page Intentionally Left Blank]

Each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

SEMPRA ENERGY TRADING LLC, as Secured Party

By:	/s/ Michael D. Mitchell
Name: Michael D. Mitchell
Title: Vice President

[Signature Page to Guarantee and Collateral Agreement]

ADDITIONAL GRANTORS:

ONLINECHOICE INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY GAS CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY GAS CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY ELECTRIC CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Guarantee and Collateral Agreement]

MXENERGY CAPITAL HOLDINGS CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

INFOMETER.COM INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY CAPITAL CORP.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

MXENERGY SERVICES INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and Chief Executive Officer

[Signature Page to Guarantee and Collateral Agreement]

Schedule 1

GRANTORS

Infometer.com Inc.

MxEnergy Capital Corp.

MxEnergy Capital Holdings Corp.

MxEnergy Electric Capital Holdings Corp.

MxEnergy Electric Capital Corp.

MxEnergy Gas Capital Corp.

MxEnergy Gas Capital Holdings Corp.

MxEnergy Services Inc.

OnlineChoice Inc.

Schedule 2

PLEDGED EQUITY, INVESTMENT PROPERTY AND PLEDGED NOTES

1.                                       Pledged Equity

(a)                                  100% of the Capital Stock of the following:

(i)                                     Infometer.com Inc.

(ii)                                  MxEnergy Capital Corp.

(iii)                               MxEnergy Capital Holding Corp.

(iv)                              MxEnergy Electric Capital Holdings Corp.

(v)                                 MxEnergy Electric Inc.

(vi)                              MxEnergy Electric Capital Corp.

(vii)                           MxEnergy Inc.

(viii)                        MxEnergy Gas Capital Corp.

(ix)                                MxEnergy Gas Capital Holdings Corp.

(x)                                   MxEnergy Services Inc.

(xi)                                OnlineChoice Inc.

(b)                                 65% of the Capital Stock of MxEnergy (Canada) Ltd.

2.                                       Investment Property

                                                [To Come]

3.                                       Pledged Notes

                                                [To Come]

Schedule 3

PERFECTION FILINGS AND ACTIONS

1.                                       UCC-1 Financing Statements:

(a) UCC-1 Financing Statement naming Holding as debtor and Sempra as assured party, to be filed in the office of the Secretary of State of the State of Delaware;

(b) UCC-1 Financing Statement naming MxEnergy as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(c) UCC-1 Financing Statement naming MxElectric as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(d) UCC-1 Financing Statement naming MxEnergy Services Inc. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(e) UCC-1 Financing Statement naming OnlineChoice Inc. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(f) UCC-1 Financing Statement naming MxEnergy Gas Capital Holdings Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(g) UCC-1 Financing Statement naming MxEnergy Electric Capital Holdings Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(h) UCC-1 Financing Statement naming MxEnergy Gas Capital Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(i) UCC-1 Financing Statement naming MxEnergy Electric Capital Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(j) UCC-1 Financing Statement naming MxEnergy Capital Holdings Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware;

(k) UCC-1 Financing Statement naming Infometer.com Inc. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware; and

(l) UCC-1 Financing Statement naming MxEnergy Capital Corp. as debtor and Sempra as secured party, to be filed in the office of the Secretary of State of the State of Delaware.

2.                                       UCC-3 Financing Statements

3.                                       Control Agreements

(a)                                  Wachovia Control Agreement

(b)                                 Huntington Control Agreement

Schedule 4

COLLATERAL LOCATIONS

Schedule 5

INTELLECTUAL PROPERTY

Schedule 6

DEPOSIT ACCOUNTS

Schedule 7

IDENTIFIED CLAIMS

Annex I

JOINDER AGREEMENT

The undersigned,                              , a                      , hereby agrees to become party as [a Grantor] [the Secured Party] under the Guarantee and Collateral Agreement dated as of September 22, 2009 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Guarantee and Collateral Agreement”) among MxEnergy Holdings Inc., MxEnergy Electric Inc., MxEnergy Inc., the other parties thereto, as Grantors, and Sempra Energy Trading, LLC, as Secured Party, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Guarantee and Collateral Agreement as fully as if the undersigned had executed and delivered the Guarantee and Collateral Agreement as of the date thereof.

The provisions of Section 8 of the Guarantee and Collateral Agreement will apply with like effect to this Guarantee and Collateral Agreement Joinder.  Capitalized terms not otherwise defined in this Guarantee and Collateral Agreement Joinder shall have the respective meanings given in the Guarantee and Collateral Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Collateral Agreement Joinder to be executed by their respective officers or representatives as of                        , 20      .

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